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                                                                    EXHIBIT 10GG
                                   AGREEMENT

     THIS AGREEMENT, made effective as of the 14th day of October, 1993 ("Effective Date"), by and between National Steel Corporation ("NSC") and Ronald
H. Doerr ("Doerr")

                                   WITNESSETH

     WHEREAS, Doerr has served as President and Chief Operating Officer of NSC since 1990; and

     WHEREAS, NSC desires Doerr to be the President and Chief Executive Officer ("CEO") of NSC on the Effective Date, and, as President and CEO, to exercise strong leadership and guidance, and to undertake certain specific responsibilities, to enable NSC to achieve favorable business and financial results; and

     WHEREAS, NSC is willing to grant Doerr certain specific authority and assurances to enable him and to induce him to so perform; and

     WHEREAS, Doerr is willing to undertake such leadership role and responsibilities and to accept such authority and assurances under the terms and conditions of this Agreement; and

     WHEREAS, the benefits described in Section 5 of this Agreement are in addition to and not in substitution for any benefits to which Doerr may be entitled under any existing or future plans or programs maintained by NSC for its senior executives or employees.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

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     1.  Term.  The term of this Agreement shall commence on the Effective Date and shall continue until October 1, 1996 and thereafter from year to year, unless and until this Agreement is terminated at the end of any month after the Effective Date by either party giving to the other party at least thirty (30) days advance written notice of termination.

     2. Responsibilities. During the term of this Agreement, Doerr shall be employed as President and CEO of NSC and, as such, shall exercise leadership to enable the management and employees of NSC to:

               (i) stabilize and improve operations with substantial reduction or elimination of unscheduled down time and significant yield improvement;

               (ii)      improve NSC's mix of products, markets and customers;

               (iii) meet NSC customer requirements for the on-time delivery of proper quantities of quality products;

               (iv) stop losses and achieve sustained profitability for NSC;

               (v)       continue a sound capital improvement program for NSC;
                         and

               (vi)      increase shareholder value in NSC.

          Doerr's performance as President and CEO shall be judged by the NSC Board of Directors (the "Board") and its Compensation Committee in substantial measure by the degree of NSC's success in achieving the above-described goals.

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          3.  Authority.  To enable Doerr, as President and CEO, to exercise the leadership necessary to achieve the goals described in Section 2 above, he shall have the following authority and powers, subject always to the overall direction of the Board:

               (i) the authority to develop and implement the organizational structure and authorities and responsibilities of the management of NSC; and

               (ii) the authority to determine which employees shall hold key management positions, including the power to appoint, remove and fire and hire such employees; and

               (iii) the authority granted to him in his office of President and CEO under NSC's charter, by-laws and applicable law, including the general management of the business of NSC.

          4. Compensation. (a) For the period from the Effective Date through December 31, 1993, Doerr's initial Base Pay shall be $351,000 per year. Commencing January 1, 1994 and continuing thereafter for the term of this Agreement or until increased by the Board, Doerr's Base Pay shall be $450,000 per year. Doerr's Base Pay during the term of this Agreement may be changed by the Board to recognize Doerr's performance of his responsibilities as President and CEO of NSC and such other factors as the Board deems appropriate, but at no time after January 1, 1994 and during the term of this Agreement shall Doerr's Base Pay be less than his Base Pay on January 1, 1994.

          (b) During the term of this Agreement, Doerr shall also be (i) entitled to participate in such retirement, profit sharing, gainsharing, stock bonus, incentive compensation (cash or equity), equity compensation, group insurance, health care, salary continuance and other fringe benefit plans and perquisites, if any, as may be provided from time to time for senior executives of NSC, (ii) provided with reimbursement of expenses related to his

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employment by NSC on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior executives generally, and (iii) entitled to vacation and holidays in accordance with NSC's normal personnel policies for senior executives.

          (c) During the term of this Agreement and for a period of one year after the termination of this Agreement, NSC will pay the cost of financial and tax planning services for Doerr. Such services will be furnished by a provider chosen by Doerr with the approval of NSC.

     5.   Termination of Agreement
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          (a)  Termination Without Cause.  If this Agreement is terminated, other than pursuant to subsections (c) or (d), below, without cause by NSC before October 1, 1996, Doerr shall be entitled to the following from NSC:

               (i) a monthly payment beginning in the month next following the date as of which this Agreement is terminated and ending in the month in which Doerr's death occurs, in an amount equal to:

                    (A) the regular pension that would have been payable under the National Steel Corporation Retirement Program ("Retirement Program") if Doerr had been credited with the greater of his actual Benefit Service (as such term is defined in the Retirement Program) or 30 years of Benefit Service, calculated (1) on the basis of earnings (as defined in the Retirement Program) determined without regard to the limit on annual compensation under section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), or the exclusion under the Retirement Program for compensation deferred under the National Steel Corporation Executive Deferred

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                         Compensation Plan ("EDC Plan"), (2) without regard to
                         any applicable maximum benefit limitation under section 415 of the Code, and (3) without regard to any reduction for early retirement applicable under the Retirement Program; reduced by

                    (B) the actuarial equivalent of the amount, if any, payable under the EDC Plan as a Supplemental Pension (as such term is defined in the EDC Plan), calculated on the basis of the actuarial factors set forth in EDC Plan and payments in the form of a single life annuity beginning and ending on the dates payments begin and end under this paragraph (i); further reduced by

                    (C) the sum of the regular pension payable to Doerr under the Retirement Program and monthly amounts payable to Doerr in the form of a single life annuity under the National Steel Corporation ERISA Parity Plan, such reduction to begin as of the earliest date Doerr is eligible to begin to receive a pension under the Retirement Program and calculated as of such date, whether or not Doerr has applied for or begun to receive a pension under the Retirement Program;

                    provided that the reductions described in subparagraphs (B) and (C), above, for amounts payable under the EDC Plan and the ERISA Parity Plan shall not be imposed if any such amount is not, in fact, paid, for reasons beyond the control or fault of Doerr (including forfeiture under the terms of the EDC Plan), at the time scheduled for payment under terms of the respective plan(s); and

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             (ii)   a lump sum payment which shall be paid within ninety (90)
                    days after termination of this Agreement and shall equal (A) the amount that would have been payable under the National Steel Corporation Supplemental Retirement Program ("SRP") if Doerr had been credited with the greater of his actual Benefit Service (as such term is defined in the Retirement Program) or 30 years of Benefit Service, reduced by (B) the amount payable to Doerr under the SRP; provided that the amounts described in (A) and (B) of this paragraph (ii) shall be calculated as if benefits under the SRP were paid as of the date this Agreement is terminated; and provided further that the reduction for the amount payable under the SRP shall not be imposed if such amount is not, in fact, paid, for reasons beyond the control or fault of Doerr, at the time scheduled for payment under the terms of the SRP; and

            (iii) a lump sum payment equal to the amount of any matching contributions and earnings thereon under the EDC Plan that may have been forfeited, which amount shall be paid as soon as possible but not later than ninety (90) days after termination of this Agreement; and

            (iv) a lump sum payment equal to two (2) years of Doerr's Base Pay in effect immediately prior to the termination of this Agreement, which in no event shall be less than the Base Pay effective as of January 1, 1994, which amount shall be paid within ten (10) days after termination of this Agreement; and

            (v) a bonus under the Management Incentive Compensation Program ("MICP") for the year in which this Agreement is terminated, whether or not this Agreement is

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                    terminated by reason of Doerr's retirement, disability or
                    death, if a bonus is payable to other senior executives of NSC under the MICP for such year, calculated under the terms of the MICP on a pro rata basis at Doerr's target rate; and

             (vi) full exercisability, as of the date next preceding the date as of which this Agreement is terminated, of any Options granted to but not otherwise exercisable by Doerr under the National Steel Corporation 1993 Long-Term Incentive Plan; and

            (vii) transfer of ownership of the NSC-provided automobile that Doerr was using immediately before the termination of this Agreement at no cost to him; and

          (viii) participation in such group insurance, health care and other fringe benefit plans and perquisites, if any, as may be provided from time to time for senior executives of NSC who retire with eligibility for immediate pension from the Retirement Program and not less than fifteen years of service; provided that participation in any retiree health care plans shall be at Doerr's cost if benefits under such plans would otherwise be taxable to Doerr, and NSC shall pay Doerr additional amounts equal to the cost of such participation.

               For purposes of this Section 5, termination of this Agreement without cause shall mean:

                    (i) termination by NSC of this Agreement (which shall be deemed to include termination of Doerr's employment or status as President and CEO of NSC), or

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                   (ii)  the failure of NSC to fulfill its obligations to Doerr in any material respect, under this Agreement or otherwise, including any action or refusal to act by officers or directors NSC which prevents or interferes with his ability to perform under this Agreement or to carry out his other duties as President and CEO, or any material change in his functions, duties or responsibilities which reduce the dignity, responsibility, importance or scope of his position, unless the sole reason for said termination or failure by NSC is the willful misconduct, gross negligence or act(s) of moral turpitude of Doerr.

          (b) Termination On or After October 1, 1996. If this Agreement is terminated, other than pursuant to subsections (c) or (d), below, by NSC without cause or by Doerr in accordance with Section 1 hereof, on or after October 1, 1996, Doerr shall be entitled to the benefits described in paragraphs (i) and (iii), if any, (vii) and (viii) of subsection (a), above; provided that if this Agreement is so terminated by NSC without cause Doerr shall also be entitled to the benefits described in paragraphs (iv), (v), and (vi) of subsection (a), above.

          (c) Disability. If Doerr incurs a disability and becomes eligible for benefits under the Long Term Disability Program of National Steel Corporation (the "LTD Plan"), and this Agreement has not been terminated, Doerr shall be entitled to receive from NSC 50% of his Base Pay in effect immediately prior to the onset of his disability, reduced by the amount of any benefits received under the LTD Plan, until this Agreement is terminated by NSC or Doerr. Upon

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               termination of this Agreement following Doerr's eligibility for benefits under the LTD Plan, Doerr shall be entitled to the benefits described in paragraphs (i), (ii) and (iii), if any,
               (iv), (v), (vi), (vii) and (viii) of subsection (a), above.

          (d) Death. If Doerr dies during the term of this Agreement, this Agreement shall be deemed terminated upon his death, the benefits described in paragraphs (iv), (v) and (vi) of subsection (a), above, shall be provided to his estate; the benefits described in paragraph (vii) and 50% of the benefits described in paragraph
               (ii) of subsection (a), above, shall be provided to his surviving spouse, if any; and monthly payments shall be made to his surviving spouse, if any, beginning in the month following Doerr's death and ending in the month of her death, in an amount equal to 50% of the monthly amount that would otherwise have been payable to Doerr during his life under paragraph (i) of subsection (a), above, if such amount were payable in the form of a joint and 50% survivor annuity, calculated on the basis of the applicable actuarial factors set forth in the Retirement Program.

     6.   Confidentiality
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          (a)  Doerr agrees to keep secret and retain in the strictest confidence all material confidential information pertaining to NSC, its subsidiaries and its affiliated companies, including without limitation inventions, trade secrets, know-how, customer lists, prices and pricing policies, financial information, operations, methods and proprietary information of any nature, and not disclose such material confidential information to anyone outside NSC, its subsidiaries and its affiliated companies (except to attorneys retained on behalf of NSC), either during the term of this Agreement or after its termination, except in the course of performing duties hereunder or with NSC's express written consent.

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          (b)  All documents, written information, records, data, computer information and material, tapes, film, and other material of any kind incorporating confidential information of the type described in subsection (a), above, including but not limited to memoranda, notes, sketches, records, reports, manuals, business plans and notebooks in Doerr's possession or under his control during the term of his employment by NSC shall be the exclusive property of NSC and shall be delivered by him to NSC upon termination of his employment by NSC.

     7. Waiver and Release of Claims. Doerr hereby waives, and releases NSC, its affiliates, directors, officers and employees, from, any and all past, present or future claims, damages, liabilities, demands and causes of action of every nature, kind and character whatsoever, known and unknown (herein collectively called "Claims"), including, but not limited to, any age discrimination or other discrimination Claims or breach of contract Claims, which he has or may have against NSC and/or its parent corporations, shareholders, subsidiaries and affiliates and all and each of their officers, directors, employees, agents and representatives, based on or arising out of, or in any way in connection with, any facts, events, circumstances or occurrences which have occurred or exist up to and including the date of the signing of this Agreement or which will occur in the course of the lawful and proper performance of this Agreement, including the present or future effects of such facts, events, circumstances or occurrences. Doerr agrees that in the event NSC commits a breach or breaches of this Agreement, Doerr's sole and exclusive remedy shall be, and NSC's liability shall be limited to, damages equal to the payments and benefits to be provided by NSC hereunder and to Doerr's cost of litigation, if any, to enforce his rights hereunder, including reasonable attorneys' fees, if Doerr is successful.

     8. Successor Company. NSC shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation, exchange or otherwise) to all or substantially all of the business or assets of NSC as of the Effective Date, by agreement in form and substance reasonably satisfactory to Doerr, to acknowledge expressly that this Agreement is binding upon and enforceable against NSC in accordance with the terms hereof, and to become

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jointly and severally obligated with NSC to perform this Agreement in the same manner and to the same extent that NSC would be required to perform if no such succession or successions had taken place. Failure of NSC to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and, at Doerr's election, shall be deemed a termination of this Agreement without cause which shall entitle Doerr to the benefits described in subsection 5(a) hereof.

     9. No Mitigation. Doerr shall not be required to mitigate the amount of any payment or benefit provided for in Section 5 hereof by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation he may earn by other employment or otherwise.

     10.  Contents of Agreement; Amendment and Assignment.
          -----------------------------------------------

          (a) This Agreement constitutes the entire agreement of the parties regarding the subject matter hereof, and any and all prior or contemporaneous statements, representations, negotiations, commitments or agreements, oral or written, relating to the subject matter of this Agreement are merged herein and superseded hereby and are of no legal force and effect whatsoever. This Agreement cannot be amended or modified except by means of a written amendment approved by the Board and executed both by Doerr and by a duly authorized officer of NSC on behalf of the Board, which amendment states that it is intended to modify this Agreement.

          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Doerr hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Doerr without the prior written consent of NSC.

     11. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or

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unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

     12. Effectiveness. This Agreement shall become effective as of the Effective Date after approval by resolution of the Board and execution and delivery by the parties.

     13. Headings. All headings contained in this Agreement are only for purposes of reference and are of no legal force and effect.

     14. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Indiana without giving effect to any conflict of laws provisions.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of its Effective Date.


                                         NATIONAL STEEL CORPORATION

/s/ Ronald H. Doerr                     By: xxxxxxxxxxxxxxxxxxxxxxxx
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Ronald H. Doerr                              Chairman of the Board

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